FOR IMMEDIATE RELEASE
                                                     For Information Contact:
                                                              Maryanne Lataif
                                                 VP, Corporate Communications
                                                             Activision, Inc.
                                                               (310) 255-2704
                                                       mlataif@activision.com



                 ACTIVISION ACQUIRES NEVERSOFT ENTERTAINMENT

      Leading Developer Further Bolsters Activision's Console Position


Santa Monica, CA - October 4, 1999 -- Activision, Inc. (Nasdaq: ATVI) today announced that it has acquired Neversoft Entertainment, a leading console software developer headquartered in Los Angeles, CA.

The acquisition reinforces Activision's status as a major console game developer and strongly positions the company to take full advantage of the next generation of console game systems. Most recently, Neversoft developed Activision's Tony Hawk's Pro Skater and Apocalypse and is currently in production on Spider-Man, which is slated for release in 2000.

Under the terms of the agreement, Neversoft becomes a wholly owned subsidiary of Activision, Inc., and Neversoft shareholders received approximately 700,000 shares of Activision common stock. The transaction is being effected on a tax-free basis and accounted for as a pooling of interests.

"This move is consistent with our strategy to acquire industry-leading developers and the technical and design talent necessary to ensure high-quality future product flow," states Ron Doornink, President of Activision. "Neversoft has a proven track record of producing successful games and has developed one of the industry's strongest console technologies that can continue to power our growth in the console arena."

"We feel that cementing our relationship with Activision was simply the best thing we could do for the Neversoft team at this point in the life of the company," stated Joel Jewett, President of Neversoft Entertainment. "These guys understand what it takes for a developer to make a great game, and thus know how to give us the support we need to do that. Looking to the future and the advent of new technologies, being part of the Activision team will allow us to turn out the best games we can deliver."

Neversoft was founded in 1994 by Joel Jewett, Mick West and Chris Ward, veterans in the games industry, and currently maintains two development teams comprised of industry-leading artists, designers and programmers. The company has developed strong game engine technologies that can be leveraged to create compelling interactive entertainment experiences in the action and sports genres. Neversoft's management team have signed long-term employment contracts with Activision.

Neversoft Entertainment is dedicated to becoming one of the world's foremost creators of video game entertainment. Neversoft has developed the intense action-shooter, Apocalypse, for the PlayStation game console and the highly acclaimed MDK for the PlayStation game console system.

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products. Founded in 1979, Activision posted revenues of $436 million for the fiscal year ended March 31, 1999.

Activision maintains operations in the US, Canada, the United Kingdom, France, Germany, Japan and Australia, The Netherlands and Belgium. More information about Activision and its products can be found on the company's World Wide Web site, which is located at http://www.activision.com.

The statements contained in this release that are not historical facts are "forward-looking statements." The company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect Activision, are described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1999, which was filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.

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